UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2005

Orchid BioSciences, Inc.

(Exact name of the registrant as specified in its charter)

Delaware	000-30267	22-3392819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4390 US Route One, Princeton, NJ 08540

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 750-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

The Registrant entered into a Lease Agreement with College Road Associates, Limited Partnership (the “Landlord”), dated March 6, 1998 (the “Lease”), pursuant to which the Registrant leased a facility located at 303 College Road East, Plainsboro Township, Middlesex County, NJ (the “Premises”). The Registrant has not conducted any business at the Premises since 2003.

On January 18, 2005, in connection with the Lease, the Registrant and the Landlord entered into a Surrender Agreement (the “Surrender Agreement”). Pursuant to the Surrender Agreement, effective upon the date of the Registrant’s receipt of written notice from the Landlord that the Landlord has entered into a new lease for the Premises (the “Surrender Notice”), the Registrant agreed to surrender possession of the Premises on the date provided in the Surrender Notice (the “Surrender Date”) and to make a payment to the Landlord equal to $100,000 plus one-half of the rent due to the Landlord under the Lease from the Surrender Date through the end of the term of the Lease, less the $115,852.50 security deposit currently being held by the Landlord under the Lease (the “Final Payment”). Under the Surrender Agreement, upon the Registrant’s surrender of the Premises and payment of the Final Payment to the Landlord, the Lease will be extinguished and the Registrant will have no further obligations under the Lease.

On May 18, 2005, the Registrant received a Surrender Notice from the Landlord. Pursuant to the Surrender Notice, the Surrender Date is May 18, 2005. In connection therewith, as required by the Surrender Agreement, the Registrant made the Final Payment to the Landlord in an amount equal to $ 1,342,565 and the Lease was extinguished as of May 18, 2005. The amount of this payment was fully accrued for as of March 31, 2005.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

See disclosure under Item 1.02 above which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Date: May 23, 2005	By:	/s/ Paul J. Kelly
	Name:	Paul J. Kelly
	Title:	President and CEO